Exhibit 99.1

Press Release
Contacts: Investor Relations Jeff Norris Danielle Dietz 703.720.2455 703.720.2455	Media Relations Tatiana Stead Julie Rakes 703.720.2352 804.284.5800

FOR IMMEDIATE RELEASE: May 7, 2009

Capital One Passes Government Stress Test

Regulators Conclude Capital One “needs no additional capital”

McLean, Va. (May 7, 2009) – Capital One Financial Corporation (NYSE: COF) today announced that its banking regulators have concluded that Capital One does not need to raise additional capital, nor does the company need to convert any of its existing capital to common equity, under the “more adverse” scenario of the Supervisory Capital Assessment Program (SCAP) “stress test.” The SCAP stress test was conducted by the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of Richmond, the Office of the Comptroller of the Currency, and representatives from other federal bank supervisors.

“At Capital One, we regularly subject our capital to a variety of stress scenarios as part of our approach to disciplined balance sheet management,” said Richard D. Fairbank, Capital One’s Chairman and Chief Executive Officer. “We believe our balance sheet is a source of strength for Capital One and positions us well to continue to serve the banking and borrowing needs of our consumer, small business, and commercial customers. The results of the banking regulators’ stress test of Capital One confirm the strength and resilience of our capital. While we remain cautious given ongoing economic and industry challenges, we are confident that our balance sheet strength provides us with the stability to weather the recession and the flexibility to generate value over the cycle.”

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NOTE: Capital One’s Form 8-K dated May 7, 2009 regarding the recently completed Supervisory Capital Assessment Program is accessible on Capital One’s home page (www.capitalone.com). Choose “Investors” on the bottom of the home page to view the company’s filing.

About Capital One

Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One N.A. and Capital One Bank (USA), N.A., collectively had $121 billion in deposits and $150 billion in managed loans outstanding as of March 31, 2009. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients. Capital One, N.A. and Chevy Chase Bank, F.S.B. have approximately 1,000 branch locations primarily in New York, New Jersey, Texas, Louisiana, Maryland, Virginia, and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.

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